Exhibit 5.2

Sierra Plaza 6100 Neil Road, Suite 500 Reno, Nevada 89511-1159 775.688.3000 woodburnandwedge.com

March 12, 2019

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, TX 75034

Ladies and Gentlemen:

We have acted as special Nevada counsel to Comstock Resources, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed on or about the date hereof by the Company and certain subsidiaries of the Company listed as additional registrants in the Registration Statement (the “Subsidiary Guarantors”) relating to the offer to exchange up to $850,000,000 aggregate principal amount of the Company’s 9.75% Senior Notes due 2026, which have been registered under the Securities Act (the “Exchange Notes”), for up to $850,000,000 aggregate principal amount of the Company’s outstanding 9.75% Senior Notes due 2026, which have not been so registered (the “Original Notes”).

The Original Notes were, and the Exchange Notes will be, issued and sold by the Company and guaranteed (the “Guarantees”) by the Subsidiary Guarantors pursuant to an indenture dated August 3, 2018, between the Comstock Escrow Corporation, as issuer, and American Stock Transfer & Trust Company, LLC, as trustee, as modified by the First Supplemental Indenture thereto dated August 14, 2018, pursuant to which the Company and the guarantors assumed the obligations under the indenture (as amended and supplemented, the “Indenture”).  The Exchange Notes will be offered and exchanged in the manner described in the Registration Statement.

We are familiar with the proceedings taken by the Company and the Subsidiary Guarantors in connection with the authorization, issuance and sale of the Original Notes, the Exchange Notes and the Guarantees.  We have made such other examination as we consider necessary to render this opinion.

Based upon the foregoing, we are of the opinion that:

1.	Each of the Company and the Subsidiary Guarantors has been duly organized and is validly existing under the laws of the state of Nevada.

Comstock Resources, Inc. Locke Lord LLP March 12, 2019 Page 2 of 2

2.

The Company has the necessary power and authority under the laws of the state of Nevada to execute and deliver the Indenture and the Exchange Notes and to perform its obligations thereunder. Each of the Subsidiary Guarantors has the necessary power and authority under the laws of the state of Nevada to execute and deliver the Indenture and the Guarantees of the Exchange Notes and to perform its obligations under the Indenture and such Guarantee.

3.

The execution and delivery of the Indenture and the Exchange Notes by the Company and the performance and observance by the Company of its obligations thereunder have been duly authorized by all necessary action on the part of the Company. The execution and delivery by the Subsidiary Guarantors of the Indenture and the Guarantees of the Exchange Notes, and the performance and observance by the Subsidiary Guarantors of their respective obligations thereunder, have been duly authorized by all necessary action on the part of the Subsidiary Guarantors.

4.	To the extent that Nevada law is applicable, the Indenture has been duly executed and delivered by the Company and the Subsidiary Guarantors.

This opinion is limited to the Nevada Revised Statutes, and we disclaim any opinion as to the laws of any other jurisdiction.  We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

A copy of this opinion may be delivered to Locke Lord LLP in connection with its opinion filed as Exhibit 5.1 to the Registration Statement. Locke Lord LLP may rely on this opinion as if it were addressed and had been delivered by us to it on the date hereof.

We also hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus filed as a part thereof.  Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference you acknowledge that we have not reviewed and that we have not certified as to any part of the Registration Statement and that we do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

WOODBURN AND WEDGE

By:	/s/Shawn G. Pearson
Shawn G. Pearson